Exhibit 10.1

AGREEMENT UPON RETIREMENT

This Agreement (“Agreement”) is entered into as of the 16 day of March, 2015 (the “Effective Date”), by and between Stoneridge, Inc., an Ohio corporation, and its subsidiaries and affiliates (the “Company”) and John C. Corey (“Executive”).

RECITALS

A.          Executive is the President and Chief Executive Officer of Stoneridge, Inc. (the “Company”). He is also a member of the Company’s Board of Directors and an officer, director or both of one or more of the Company’s subsidiaries;

B.          Executive is employed pursuant to an Employment Agreement effective February 28, 2006, as amended December 31, 2008 (the “Employment Agreement”);

C.          Executive has announced his desire to retire from service to the Company; and

D.          The Company and Executive now desire to enter into an agreement regarding Executive’s transition to retirement, to establish his Retirement Date, and to describe compensation and benefits to be provided in conjunction with such retirement, notwithstanding provisions of any other agreement to the contrary.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual promises and mutual covenants herein contained and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties agree as follows:

1.          Retirement/Resignations. Executive shall resign as the Company’s President and Chief Executive Officer effective March 30, 2015, but will remain employed with the Company in an advisory role to the Company’s new President and Chief Executive Officer through June 30, 2015 (“Retirement Date”). On the Effective Date the Employment Agreement shall be terminated. Executive shall take such actions as are necessary to retire/resign from any and all Company and subsidiary roles prior to the Retirement Date. Executive shall continue to serve on the Board of Directors until the 2015 Annual Meeting of Shareholders. Executive and the Company agree that for all purposes, including the Employment Agreement, any change in control agreement, and any grant agreements under the Company’s Annual Incentive Plan and Long-Term Incentive Plan, Executive’s decisions to step down from Chief Executive Officer to an advisory role, and to retire as of the Retirement Date, are voluntary, and that Executive is voluntarily terminating his employment without good reason as defined in the respective plans and agreements. Executive and the Company agree and acknowledge that this Agreement sets forth the parties’ mutual understanding with respect to Executive’s retirement/resignations.

2.          Salary. Executive will continue to be paid his current base salary through the Retirement Date.

3.          2015 Annual Incentive Plan. The Company shall award Executive a pro-rated 2015 Annual Incentive Plan payment determined as of the Retirement Date, based on actual 2015 fiscal year results, paid as soon as practicable upon approval of those results but no later than March 15, 2016.

4.          Long-Term Incentive Plan / Long-Term Cash Incentive Plan. The Company and Executive acknowledge that Executive did not provide the one-year advance notice required to vest certain shares upon retirement under the terms of the outstanding Long-Term Incentive Plan or Long-Term Cash Incentive Plan grant agreements. Notwithstanding the scheduled vesting date pursuant to grants under the Long-Term Incentive Plan or Long-Term Cash Incentive Plan, on Executive’s Retirement Date, the Compensation Committee shall have taken action to treat Time-Based Restricted Shares (200,300) and Time-Based Restricted Share Units (88,000) as fully vested upon the Retirement Date. Further, the Company shall treat one-third of the outstanding unvested performance shares or performance based phantom shares, as applicable, at the target level as fully vested upon the Retirement Date (which one-third totals 73,864). The shares to be issued upon vesting or cash to be issued upon vesting, as applicable, shall be paid as soon as administratively feasible.

5.          Health Care Plan Continuation Coverage. Notwithstanding any terms of the Employment Agreement to the contrary regarding employee benefits upon termination of employment, all employee benefits provided to Executive through the Company will cease at the close of business on the Retirement Date or other date as set forth in plan terms. Executive and his spouse and dependents may elect insured group health care continuation coverage (“COBRA”) in accordance with the terms of the Company’s health care plan. The Company shall reimburse the Executive for the cost of this COBRA coverage for up to eighteen months, provided that the Executive provides documentation that he paid for such coverage.

6.          Motor & Equipment Manufacturers Association. The Company shall reimburse reasonable expenses incurred with respect to Executive’s role as a representative of the Company with the Motor & Equipment Manufacturers Association (“MEMA”) through December 31, 2015, provided that reimbursements will be paid no later than December 31, 2015.

7.          Computer. The Company shall allow Executive to keep his Company computer after retirement and after removing Company information from that computer.

8.          Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions and any partially unenforceable provision to the extent enforceable in any jurisdiction nevertheless shall be binding and enforceable.

9.          Further Assurances. The parties agree to take such action and execute and deliver, promptly upon request, such additional documents as may be reasonably necessary or appropriate to implement the terms of this Agreement and effectuate its intent. The Company will address any tax withholding and reporting in accordance with applicable regulations and other guidance.

10.          Other Agreements. All confidentiality, non-disclosure and other obligations that Executive already has to the Company in his Employment Agreement or other agreements with the Company shall survive and remain in full force and effect. As of the Retirement Date, the Company shall not have any further obligation to Executive with respect to any compensation, payments, or benefits or other rights under any agreements, including but not limited to any change in control agreement, except as provided or contemplated by this Agreement.

11.          Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, and understandings, whether oral or in writing, of the parties. No modification, termination or attempted waiver shall be valid unless in writing.

12.          Successors and Assigns. Executive may not assign any rights or obligations under this Agreement without the prior written consent of the Company. This Agreement will be binding upon and inure to the benefit of Executive and his heirs, estate, personal representatives, and permitted successors and assigns. The Company may assign any rights or obligations under this Agreement without the prior written consent of Executive. This Agreement will be binding upon and inure to the benefit of the Company and its successors and assigns.

13.          Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Ohio.

14.          Construction. The Company and Executive have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement. Moreover, the Company and Executive intend that this Agreement will be administered in accordance with Internal Revenue Code (the “Code”) Section 409A. Should an Agreement provision fail to satisfy Code Section 409A, then such provision shall be construed in a manner so as to comply with the requirements of Code Section 409A.

15.          Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date set forth above.

STONERIDGE, INC.

By:	/s/ George E. Strickler
George E. Strickler
Executive Vice President and
Chief Financial Officer

/s/ John C. Corey
John C. Corey